Exhibit 5.1

May 9, 2011

Independence Holding Company
96 Cummings Point Road
Stamford, CT 06902

Re:  967,922 shares of Common Stock, $1.00 par value

Ladies and Gentlemen:

I am Vice President, General Counsel and Secretary to Independence Holding Company, a Delaware corporation (the “Company”), in connection with the proposed issuance of up to 967,922 shares of common stock, $1.00 par value per share (the “Shares”). The Shares are included in a registration statement on Form S–4 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on May 9, 2011 (the “Registration Statement”).  The Company is issuing the Shares pursuant to an exchange offer in which it is offering to exchange the Shares for up to 1,451,158 shares common stock of American Independence Corp. (the “AMIC shares”).  This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related Prospectus, other than as expressly stated herein with respect to the issue of the Shares.

As such counsel, I have examined such matters of fact and questions of law as I have considered appropriate for purposes of this letter.  With your consent, I have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. I am opining herein as to General Corporation Law of the State of Delaware and I express no opinion with respect to any other laws.

Subject to the foregoing and the other matters set forth herein, it is my opinion that, as of the date hereof, when the Shares have been duly executed, issued and delivered in exchange for the AMIC shares in the circumstances contemplated by the Registration Statement, the Shares will have been duly authorized by all necessary corporate action of the Company and will be fully paid and nonassessable.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act.  I consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to me in the Prospectus under the heading “Legal Matters.”  In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Independence Holding Company

May 9, 2011

Very truly yours,

/s/ Adam C. Vandervoort, Esq._____________

Adam C. Vandervoort, Esq.

Vice President, General Counsel and Secretary